ASHFORD HOSPITALITY TRUST, INC.
Second Quarter Conference Call
Questions and Answers Transcript
at Conclusion of Call
August 4, 2005; 12:00 a.m. CT

Participant 1:	Just touching on the comment regarding restrictions of raising capital and alternatives that you might be looking at. To date you have funded a lot of your mezzanine platform with cash and not necessarily leveraged that business as much as you might have or indicated in the past. Are you guys in the process of restructuring a more favorable facility to kind of grow that business, or maybe extract some proceeds there?

Monty Bennett:	Well, my first comment — I am going to turn it over to Doug — is that I think you are right in looking at it. That facility is fairly expensive. So that is one reason why we haven’t drawn down much on it. Doug, why don’t you comment on that?

Doug Kessler:	I think to Monty’s point, that facility was put in place at a time where pricing may have been appropriate then, but we have clearly seen compression in the potential for pricing of a revised facility. And we have been proactive in the past with our debt structuring. We are certainly looking at opportunities to improve upon the capital structure of how we finance our mezzanine platform. It is a little too early to report on the outcome of that work, but we hope to do so shortly.

Participant 1:	Would you guys try to get something of a similar size or maybe bigger, given that your platform is bigger today? And when you say pricing is better, how much of the difference do you see? Is it 100 to 200 basis points? Right now, your spread is over 600 basis points on that warehouse.

Monty Bennett:	On the pricing side, we are probably a little bit reluctant to talk about what that might look like yet. But we are working on it. We believe it is high and above market right now. So we want to bring it down.

As far as the size of the facility, our platform is bigger. I think we would like a bigger facility. And what we are weighing, of course, is those unused fees on a bigger facility and what that is going to cost us. And that is always the trade-off of getting a bigger facility. So it’s certainly top of mind, and something we are evaluating.

Participant 2:	I just — to follow-up, your final comments, Monty, and that last question — I still am a little bit confused on what your availability is right now to borrow. Do you have capital available, then?

Monty Bennett:	We do have capital available to borrow. When you say borrow, you mean in order to continue our acquisition pace?

Participant 2:	Yes.

Monty Bennett:	Yes. We do have the ability to continue to grow in our existing platform. It is not enormous. It is probably in the $150 to $200 million range. So we have got that capacity at this point in time.

Participant 2:	Is it just a matter of getting the capacity at the right cost?

Monty Bennett:	That’s right.

Participant 2:	And then remind me again what you said in your comments about equity. You cannot tap the equity markets now, is that correct?

Monty Bennett:	That is correct. I will let David Kimichik explain why that is the case.

David Kimichik:	There is a requirement in terms of utilizing the shelf registration statement that all financial filings be current. And once we announce the CNL transaction, because of the size of that acquisition as compared to the size of the company, we were required to provide what is called a 3.05 audit on those assets and make available for our shareholders. So we have to provide three years worth of audited financial statements on those hotels, which we’re in the process of completing. Until those audits are filed with the SEC, we are not able to utilize our shelf. We currently anticipate that will be complete with the audits by the end of August.

Participant 2:	Okay, great. And just last question on — you mentioned $0.18 as a dividend figure. Can you clarify that again? You said by the year-end, you would expect to raise it to $0.18?

Monty Bennett:	That is what we hope to do. $0.18 per quarter is what we would like to get to. We started this year — I think at the end of last year it was $0.15, and in the first quarter it was $0.16, in the second quarter, it was $0.17. And we have stated all year that we would like to get it up to $0.18 by the end of the year.

Participant 2:	And then you also said — set something for next year, meaning that you do not want to raise it every quarter next year instead of for the full year?

Monty Bennett:	I think so. I think instead of — you know, we were still kind of ramping up the first part of this year and still growing rapidly. And so we had — we decided to — instead of setting it at the end of last year for this full year, we thought we would wait and see. But now, I think we feel a little more comfortable with setting it at the end of this year for 2006 and not raising it during the year.

Participant 3:	Just wanted to ask you guys a little bit more about the acquisition pace. Monty, I think you said $150 to $200 million range at this point in time. What is the — irrespective of the capacity, what are sort of the thoughts going forward in terms of appetite for acquisitions, what you have seen out there in the environment, and where do you think you guys will be once the filing of these audits take place? Is that going to — are you guys going to continue to ramp up like we have seen in the past?

Monty Bennett:	I will address that generally, and then I will let Doug answer it — a couple of specific points of it. When I made the $150 to $200 million comment, that is our capacity. And Doug will talk about a little bit about the pipeline here in a moment.

You know, I think all along our view has been if we find transactions and we think they are attractive and they are accretive to our shareholders, then we want to move on them and we want to grow our platform. If they don’t, then we will not.

We still see some opportunities out there in the marketplace. It is more competitive, so opportunities are a little tougher to come by. But also because of our size, we are able to do a few transactions that a year ago we couldn’t have done, because it might have been just too big for us at the time. So there is a bit of a trade-off now in that the universe is a little bit bigger for us.

But we do not have a set desire here internally about getting to a certain size or growing to a certain size. We just want to find good quality transactions. And if we find them, then we would like to move on them. But then as far as sourcing that capital, I made the statement about making sure that we find the right source of capital.

We know that our shareholders don’t like us to come to the marketplace too often, and we are sensitive to that. And so we are constantly looking at all the potential sources of capital. That is not saying that we will raise capital or we won’t raise capital. We are just saying that it is high on our list, and we want to be careful and sensitive to our common shareholders.

Doug Kessler:	I think that the very nature of our platform obviously enables us to see virtually most deals, whether they are on the debt or the equity side in the market. And we have been disciplined in the past in terms of how we have deployed that capital, and that is evidenced by the high trailing 12 month EBITDA yields that we have shared with everyone as we bought assets. And we will continue to keep that same discipline in the future.

We generally have a fairly consistent pipeline of just north of a couple hundred million dollars. There is obviously a lot of transactions in the marketplace today. But as I said, we will be disciplined. You know, I think we have to keep in perspective the comment that Monty made with respect to the equity capital markets. But also on the debt side, we want to make sure that we have appropriately put together the right capital structure when we see opportunities. That includes how, when and where we raise equity, and how we finance those investments.

It is also worth pointing out that we have embarked, as you well know, on our capital recycling program. So we have shared with you and the market in the past that we have bought assets. We have sold assets. We have listed other assets for sale. And I think it is — the use of that capital to redeploy into better yielding or overall better capital appreciation opportunity assets is where we will also continue to access capital in a meaningful way to find accretive opportunities as we see them.

Participant 3:	On the capital recycling, you had talked previously about selling up to 15 of the non-core CNL hotels. Has any progress been made on that? And what would you estimate to be sort of the proceeds from the divestiture of all 15 of those?

David Kimichik:	As we have mentioned in the past, we have stated that of the 30 hotels in that portfolio, 15 we really like as long-term holds. They are newer build, Courtyards and Residence Inns and Springhills, and 15 of the older Residence Inns, or 15 assets with some of the older Residence Inns and the Townplaces are not really long-term holds for us.

So we are actually in the market trying to determine what the market value of those 15 hotels or some portion of those 15 hotels would be, and exploring that opportunity. We haven’t made a decision yet, and I don’t think we are ready to share what we think those proceeds would be. But we are exploring that opportunity.

Participant 3:	Of the core 15, what is the seasonality in those assets?

Monty Bennett:	We don’t know what the seasonality is on that core 15 versus the other. We don’t have that information right here on hand. We will make a note and see if we can’t get that out to you.

Participant 3:	Have you guys talked about seasonality for the full 30?

Monty Bennett:	We have got the seasonality information, I believe, on all of our assets. Would that be helpful to you?

Participant 3:	Well, I wouldn’t mind knowing just what it is on the remaining 15, or even the full 30. But I can get that later.

Monty Bennett:	Okay. We will get that to you.

Participant 3:	Just a couple more questions. You all have talked in the past about maybe doing some re-branding with regard to the Radisson hotels. Has that strategy progressed at all? Or is it still in the incubation stage?

Monty Bennett:	We are still working on that, and not necessarily just Radisson or any of the brands. We are looking at brand changes across our portfolio. And I would say it is beyond the incubation phase. We are moving forward in a few areas, just not ready to announce something. But that is something we — that is part of our repositioning plans.

Participant 3:	Okay. And in terms of guidance, have you all given any more thought to providing guidance for the balance of the year, or maybe at the end of the third quarter?

Monty Bennett:	We have given thought to it, but we are still not prepared to do so because of our platform here recently has been — that is growing so rapidly. So we are still going to step back from that at this point in time.

Participant 3:	And then lastly, Kimo, would you go over the share count and the management company distribution one more time, if you don’t mind?

David Kimichik:	Sure.

Participant 3:	You had said — I think you said 42 million common; 2.3 Series A; 7.5 Series B; 11 million OP units. And then where does the 2.1 million Security Capital shares fit in? Are they in that 42 million, or is that over and above?

David Kimichik:	No. The share count I gave you was as of June 30th at the end of the quarter. On July 1st, we issued 2.1 — the exact number is actually 2,070,000 shares to Security Capital.

Participant 3:	And that was on July 1.

David Kimichik:	That’s correct.

Participant 3:	Okay. And just a brief recap of the management company distribution?

David Kimichik:	Sure. Seven companies, Marriott manages 30; Remington manages 30; Noble and Sivica each manage four; Dunn manages nine; and Buccini/Pollin and Hyatt each manage one.

Participant 4:	A question on the cost per occupied room. It seems like it has gone up quite a bit. Could you comment on what happened in the quarter, especially on the management fee side?

Monty Bennett:	Of the cost per occupied room? Of what department? The rooms department?

Participant 4:	I guess across the board, except for other direct. Seems like it has all gone up quite a bit versus last year. I am looking at the pro forma operating profit statement.

David Kimichik:	Let’s take a look here, and make sure that we are comparing the right numbers. Which numbers are you looking at?

Participant 4:	Just the percentage increase — the variances in the pro forma hotel operating profit statement on the page 13?

David Kimichik:	13? Since we have 77 hotels consolidated here, I am not sure we can give you specifics on the actual direct departmental expenses. We have seven different managers. We have a lot of different types of assets. And for a lot of these periods, we didn’t own these. But we wanted to show what we looked like with all 77 hotels combined pro forma as we explained in our release.

I think the key take away for us is the overall increase in revenue, which we highlight, and then the increase in hotel operating profit and increase in the margin. And the revenues are going up and the margins are going up. As you look at the non-renovated hotels, I think the margin was up 191 basis points for the quarter. So not only is the revenue going up, the flowthrough is improving, and that is really what we are focused on.

Participant 4:	So going forward, would you think your cost per occupied room increase would be Q3, Q4?

Monty Bennett:	We are holding off on the guidance at this time.

Participant 4:	Another question. After the Security Capital deal comes through and you sell the rest of the non-core hotels, what would the level of debt be on the balance sheet?

Monty Bennett:	Well, the Security Capital transaction is complete. Is that what you mean?

Participant 4:	I am looking at the June 30th balance sheet, and there is about 800 million of debt. And what would it be after you are done with that and you get the proceeds from the rest of the hotels that you’re selling?

Monty Bennett:	Well, there is $800 million worth of debt. There are two assets that are part of these discontinued operations that have about $10 million worth of debt. And then the assets that we are looking to sell, or are considering selling, are in the CNL portfolio that have an allocated debt to them of $126 million. That doesn’t mean, though, that we will sell them with the debt in place. We might take that debt and keep it for some other assets or some other acquisitions, and then sell it. But if we do sell those with the debt in place, then there will be an additional $126 million reduction.

Participant 5:	Can you remind us what Q3 and Q4 2004 RevPAR and EBITDA margins would have been for your current portfolio?

Monty Bennett:	Sure.

David Kimichik	This is pro forma. Obviously, this is for all 77 hotels. Q3 ‘04 RevPAR was $70.65, and EBITDA margin was 29%. For the fourth quarter ‘04, RevPAR was $66.16, and the EBITDA margin was 29%.

Participant 2:	Just one question, definitely one you will probably like to get. On your G&A, 2.3 million during the quarter on the other corporate and administrative versus 2.5 last year. Can we assume that this number stays pretty flat?

Monty Bennett:	No, I don’t think you can. We have had a lot of acquisitions at the end of the third quarter — I am sorry, at the end of the second quarter and the first quarter. And that has increased our asset size substantially. So that G&A will be going up. We need to add more accountants and more asset managers.

Participant 2:	Okay. Can we expect it to go up — above 4 million a quarter? Or is this 3 million — can you give us any idea what that figure will look like?

David Kimichik:	I think it is obviously going to go up above normal inflationary levels. I would hate to give you an exact number. But maybe a way to look at it is just how we were staffed proportionately and adding on more product. We are just a little hesitant to give you a number going forward. But —

Monty Bennett:	One reason why we’re hesitant is that if you take a look at some of these assets that we might sell, such as these 15 CNL assets, that means we do not need the accounting people for it, we do not need the asset managers for it. However, if we turn around and replace those assets with 15 more assets, then we would need them. Or, if we replaced that investment with just one big, chunky investment, obviously you need fewer people to handle one large property rather than 15 ones spread out.

So it is tough for us to estimate at this point in time. It is going to be driven, though, by whether we move on that transaction.

I wish we can give a little better help there. We are — it is just driven by a few factors here that we are still working on.

Participant 3:	The 13 FGSB assets, Doug, that you talked about — the 13.8 current EBITDA yield — when you say current, is that ‘05? And then what is the cost basis net of the 8 on which that gets calculated? And does that include or exclude the — I think Monty or you, Doug, mentioned another 30 million in renovations there?

Doug Kessler:	The net basis that it is calculated off of is the $213 million. So those assets were sold for $37 million. And then the yield quoted on the remaining assets was a trailing 12 EBITDA yield through the second quarter.

Participant 3:	Okay. So that does not include the 30 million that you’re going to tap on top of that?

Doug Kessler:	That is correct. We would also expect to get returns off of the 30 million that we are spending.

Monty Bennett:	Just to be clear on that $30 million, the properties are going to receive what we call the benefit of it, because the seller of those assets was in the process of putting in a good amount of that money. I think the number is about half. Is that right, Kimo?

David Kimichik:	About a third.

Monty Bennett:	About a third of that money. The amount of additional money that we are spending on it is closer to 20 million. Do you see what I am saying? The seller was already in the middle of the renovation and putting $10 million in it when we bought it, inclusive of that. But the assets just haven’t performed with the benefit of that yet, because that was going on at the end of last year and the first part of this year before the sale took place.

Participant 3:	Okay. And then another question. On the Series B dividend, I thought that was supposed to track the prevailing rate on the common, which was I think $0.17 in the quarter. But if you back into the number based on — I think it is a 7.5 million or 7.4 for 7 million shares outstanding, it translates to about $0.19 a share. Why is that higher than the common rate?

David Kimichik:	You are looking at the dividend we are adding back in our FFO table.

Participant 3:	The 1.397 or something like that?

David Kimichik:	Yes. The way the Series B works, the dividend does actually track the common. And it is also prorated in the quarter that it is — that the stock is issued. So that dividend on the Series B is only actually about $360 to $370,000 for the quarter.

The number that you are looking at is comprised of that actual dividend plus about $1 million in non-cash dividend that is a GAAP requirement which is sort of a marked-to-market. We are required to record a non-cash expense for the difference in the stock price — the common price between when we executed the agreement with Security Capital, which was last December, and when the stock was actually issued. So it is not a cash number. It is marked-to-market. It flows through the P&L, and therefore we are adding it back for FFO. Did you follow that?

Participant 3:	Yes. You are adding the full number back.

David Kimichik:	Right.

Participant 1:	Touching back on the dividend discussion, is there any change in what your payout ratio might be when you set that policy? Or are you still on that 80% to 85% payout of CAD?

Monty Bennett:	You know, we haven’t discussed it with our Board yet, so I really couldn’t comment on it because I would be speaking out of turn. But we are going to be picking that up at the end of the year and talking about all of that. No decision has been made.

Operator:	And Mr. Bennett, I am showing we have no further questions. I will turn it back over to you.

Monty Bennett:	Thank you very much. Thank you for your participation today and your interest in Ashford Hospitality Trust. We look forward to speaking with you again on our third quarter conference call.

Operator:	And that does conclude today’s conference. Thank you for joining and have a great day.
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